Filed under Rule 424(b)(3), Registration Statement No. 333-13160
Pricing Supplement No. 72 — Dated Monday, January 13 2003 (To: Prospectus Dated February 28, 2001 and Prospectus Supplement Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8LG2	$3,868,000.00	100.000%	.400%	$3,852,528.00	3.000%	QUARTERLY	01/15/2005	04/15/2003	$7.42	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8LH0	$1,468,000.00	100.000%	.625%	$1,458,825.00	3.600%	SEMI-ANNUAL	01/15/2006	07/15/2003	$17.90	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8LJ6	$2,200,000.00	100.000%	1.000%	$2,178,000.00	4.400%	QUARTERLY	01/15/2008	04/15/2003	$10.88	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8LK3	$3,700,000.00	100.000%	1.500%	$3,644,500.00	5.900%	SEMI-ANNUAL	01/15/2013	07/15/2003	$29.34	YES

Redemption Information: Callable at 100.000% on 01/15/2005 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

The DaimlerChrysler North America InterNotes will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring 01/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation
1000 Chrysler Drive
Auburn Hills MI 48326-2766
$4,000,000,000.00
DaimlerChrysler North America InterNotes

Trade Date: Monday, January 13, 2003 @ 12:00 PM ET
Settle Date: Thursday, January 16, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0262 via BNY Clearing Services, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on June 28, 2002 and September 27, are incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.